SPACEDEV, INC.

                            STOCK OPTION GRANT NOTICE

          SPACEDEV, INC. (the "Company"), pursuant to its 2004 Equity Incentive Plan (the "Plan") hereby grants to the Optionee named below a stock option to purchase the number of shares of the Company's common stock as set forth below. Depending on the box checked below, this stock option either is or is not intended to qualify for the federal income tax benefits available to an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. This option is subject to all of the terms and conditions as set forth in this Grant Notice, the Stock Option Agreement and the "Plan" which are attached and incorporated herein by reference.

Optionee/Employee:  _________________        Employee  I.D.  #:  _____-___-_____

Grant  No.:  ________________________        Date  of  Grant:  _________________

Shares  Subject  to  Option:  _______        Exercise Price Per Share:  $_______

Expiration  Date:  __________________        Par  Value:                   .0001

TYPE OF OPTION:    [  ] Incentive Stock Option   [  ] Non-Statutory Stock Option

VESTING  SCHEDULE:



PAYMENT: By one or a combination of the following items (described in the Stock Option Agreement):
              [   ]    By  cash  or  check
              [   ]    Pursuant  to  a  Regulation  T  Program if the Shares are
                       publicly  traded
              [   ]    By delivery of already-owned shares  if  the  Shares  are
                       publicly  traded
              [   ]    By  deferred  payment

          ADDITIONAL TERMS/ACKNOWLEDGMENTS: Optionee acknowledges that he or she has received, read, understands, and agrees to the terms of this Grant Notice, the Stock Option Agreement, and the Plan. Optionee further acknowledges that as of the Date of Grant, the Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Optionee and the Company regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements pertaining to this particular option.



SPACEDEV,  INC.                              OPTIONEE:


By:__________________________________        ___________________________________
President                                    Signature

Dated:  ________________                     Date:  _______________

                      ATTACHMENT I: STOCK OPTION AGREEMENT


                                 SPACEDEV, INC.

                             STOCK OPTION AGREEMENT

     Pursuant to the Grant Notice and this Stock Option Agreement, the Company has granted you an Option to purchase the number of shares of the Company's common stock ("Common Stock") as set forth in the Grant Notice, at the exercise price set forth in the Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement, but defined in the Plan, shall have the same definitions as in the Plan.

     The  details  of  this  Option  are  as  follows:

     1. VESTING. This Option will vest as provided in the Grant Notice, except that vesting will cease upon the termination of your Continuous Service.

     2. METHOD OF PAYMENT. Payment of the exercise price by cash (or check) is due upon exercise of all or any part of this Option. Notwithstanding the foregoing, this Option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company. Payment of the exercise price may also be made by a combination of the above methods.

     3. EXERCISE FOR MINIMUM NUMBER OF SHARES. The minimum number of options that may be exercised at any one time is one hundred (100), except (a) if an installment subject to exercise, as set forth in paragraph 1, amounts to fewer than one hundred (100) shares, then this smaller number of options may be exercised, and (b) with respect to the final exercise of this Option, this minimum does not apply. This option may only be exercised for whole shares.

     4. SECURITIES LAW COMPLIANCE. This Option may not be exercised unless the shares issuable upon exercise are then registered under the Securities Act or, if such shares are not registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

     5.     TERM.

     (a) The term of this Option commences on the Date of Grant (as specified in the Grant Notice) and expires upon the earliest of:

          (i)     the  Expiration  Date  indicated  in  the  Grant  Notice;

          (ii)     the  tenth  (10th)  anniversary  of  the  Date  of  Grant;

          (iii) ninety (90) days after the termination of your Continuous Service for any reason other than disability, death, or Termination for Cause provided that if during any part of such ninety (90) day period the Option is not exercisable solely because of the condition set forth in paragraph 4 (Securities Law Compliance), then the Option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of ninety (90) days after satisfaction of the condition set forth in paragraph 4; or

          (iv)     as otherwise determined by the Board of Directors in writing.

     (b)     Notwithstanding  the  foregoing:

          (i) If your Continuous Service terminates due to your Disability, then this option will continue as to vested but unexercised options for a period of twelve (12) months after the date such service was terminated, but no later than the Expiration Date.

          (ii) If your Continuous Service terminates due to your death, or your disability and you subsequently die prior to the Expiration Date, then this Option shall immediately become fully vested and exercisable for all of the option shares as of the date of your death. This Option will then expire on either the Expiration Date or twelve (12) months after the date of your death, whichever occurs earlier.

          (iii) If your Continuous Service terminates due to a Termination for Cause, all rights under this Option shall expire immediately upon such Termination for Cause.

     (c)     If  this  Option  is  designated an Incentive Stock Option, then to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of exercise, you must be an employee of the Company, a "parent corporation" or a "subsidiary corporation" (as those terms are defined in Section 424 of the Code), except in the event of your death or your disability. The Company has provided for extended exercisability of this Option under certain circumstances for your benefit, but does not represent or guarantee that this Option will necessarily be treated as an Incentive Stock Option.

     6.     EXERCISE.

     (a) You may exercise the vested portion of this Option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to another person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to the Plan.

     (b) By exercising this Option you agree that as a condition to any exercise of this Option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of this Option;
(2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise.

     (c) If this Option is an Incentive Stock Option, then by exercising this Option, you agree to notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of this Option that occurs within two (2) years after the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of this Option.

     (d) If this Option is a Non-statutory Stock Option, it may be subject to certain terms or restrictions such that shares issued upon exercise of the Option are nontransferable or subject to a substantial risk of forfeiture (i.e., the stock is not vested). In that event, you may be eligible for an election under Section 83(b) of the Internal Revenue Code, which would allow you to report compensation income when you receive the stock rather than when it becomes vested. If you make an election pursuant to Section 83(b), the value of the stock is determined when you receive it, and you will have nothing to report at the time the stock vests. Because failure to file a Section 83(b) election may result in adverse tax consequences, you are advised to consult your personal tax advisor with respect to the advisability of such an election. AN ELECTION UNDER SECTION 83(b) MUST BE FILED WITHIN 30 DAYS AFTER THE DATE ON WHICH THE OPTIONEE PURCHASES SHARES. THIS TIME PERIOD CANNOT BE EXTENDED. THE OPTIONEE ACKNOWLEDGES THAT TIMELY FILING OF A SECTION 83(b) ELECTION IS THE OPTIONEE'S SOLE RESPONSIBILITY, EVEN IF THE OPTIONEE REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO FILE SUCH ELECTION ON HIS OR HER BEHALF.

     7. TRANSFERABILITY. This Option is not transferable, except by Will or by the laws of descent and distribution or pursuant to a Domestic Relations Order as defined by the Code or Title I of the Employee Retirement Income Securities Act of 1974, as amended (a "DRO"), or the rules thereunder, and is exercisable during your life only by you or any transferee pursuant to a DRO.

     8. OPTION NOT A SERVICE CONTRACT. This Option is not an employment or service contract and nothing in this Option shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an Affiliate, or of the Company or an Affiliate to continue your service with the Company or the Affiliate. In addition, nothing in this Option shall obligate the Company or any Affiliates, their Stockholders, Board of Directors, Officers or Employees to continue any relationship as a Director or Consultant for the Company or any Affiliate.

     9. NOTICES. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

     10. GOVERNING PLAN DOCUMENT. This option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this option, and is further subject to all interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.